Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors of World Airways, Inc.:


         We consent to the incorporation by reference in the registration statement on Form S-8 of World Airways, Inc. of our report dated March 30, 1999, relating to the balance sheets of World Airways, Inc. as of December 31, 1998 and 1997, and the related statements of operations, changes in stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of World Airways, Inc.

                                                  KPMG LLP


Washington, D.C.
November 12, 1999